UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
March 12, 2005

The Walt Disney Company

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11605 (Commission File Number)	95-4545390 (IRS Employer Identification No.)

500 South Buena Vista Street Burbank, California (Address of principal executive offices)	91521 (Zip Code)

(818) 560-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (b) – (c) On March 12, 2005, the Board of Directors of the Registrant unanimously selected Robert A. Iger, currently President and Chief Operating Officer of the Registrant, to become Chief Executive Officer of the Registrant, effective October 1, 2005. Michael D. Eisner, the current Chief Executive Officer and a Director of the Registrant, will step down as Chief Executive Officer effective September 30, 2005. During the transition period, Messrs. Iger and Eisner will share Chief Executive Officer duties.

     Mr. Eisner has notified the Board of Directors that he will not make a request of the Board to nominate him as a Director at the 2006 annual meeting of shareholders. George Mitchell, Chairman of the Board of Directors, has also confirmed that he will not stand for reelection as a Director beyond the expiration of his current term in 2006.

     Mr. Iger, 54, has served as President, Chief Operating Officer and a Director of the Registrant since January 2000, having previously served as President of Walt Disney International and Chairman of the ABC Group. From 1974 to 1998, Mr. Iger held a series of increasingly responsible positions at ABC, Inc. and its predecessor Capital Cities/ABC, Inc., culminating in service as President of the ABC Network Television Group from 1993 to 1994 and President and Chief Operating Officer of ABC, Inc. from 1994 to 1999. He is a member of the Board of Directors of Lincoln Center for the Performing Arts in New York City.

     Mr. Iger’s appointment to the position of Chief Executive Officer is subject to the conclusion of a new employment agreement. Terms of that agreement have not yet been determined.

     Information with respect to Mr. Iger’s current terms of employment is set forth in the Registrant’s Proxy Statement dated January 6, 2005, under “Executive Compensation—Employment Agreements—Robert A. Iger,” and is incorporated herein by reference. Additional information with respect to Mr. Iger is also contained in the Proxy Statement under “Governance of the Company—Certain Relationships and Related Transactions—What related party transactions involved Directors?” and is incorporated herein by reference.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company
By:	/s/ Roger J. Patterson
Roger J. Patterson
Vice President, Counsel

Dated: March 17, 2005